EXHIBIT 2.1
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NEWS RELEASE                                                            JMCG
_____________________________________________________________________________
                                           Contacts: James K. Mitchell
                                                     Chairman and President
                                                     (619)450-0055
                                                     Richard Fechtor
                                                     Chief Executive Officer
                                                     (617)747-0159

              JMC Group, Inc. Announces Completion of Merger

SAN DIEGO, CA - (August 30, 1999) - JMC Group, Inc. (NASDAQ: JMCG; PCX:JMC) announces that its merger with Fechtor, Detwiler & Co., Inc. has been completed and its name has been changed to Fechtor, Detwiler, Mitchell & Co. Stockholders approved the merger and the change of name at the Annual Meeting held earlier today, and authorized withdrawal of the Company's election to be regulated as a Business Development Company under the Investment Company Act. The Company is issuing 6,600,000 shares to the former shareholders of closely held Fechtor, Detwiler & Co., Inc., which will continue as a subsidiary of the Company.

     Giving effect to the merger, the Company will have 12,766,451 shares of Common Stock outstanding. Corporate headquarters will move to Boston but the Company will retain offices in San Diego to service existing business and provide a base for expansion into California and other western markets.

     The purpose of the merger, originally announced on March 25, 1999, is to create an entity providing expanded full service brokerage and investment banking services.

     Beginning September 1, 1999, the Company's symbol on the Nasdaq SmallCap Market will be FEDM.

                         JMC G R O U P ,  I N C .
                       9710 SCRANTON ROAD SUITE 100
                            SAN DIEGO, CA 92121
             TELEPHONE (619)450-0055  FACSIMILE (619)450-9102